Exhibit 10.11(a)

ARTICLE I

Agreement

Section 1.  This Agreement dated the thirtieth day of March, 2002 is entered into between Tyson Bearing Company, Inc., Glasgow, KY (hereinafter referred to as the “Company”), and the United Steelworkers of America, AFL-CIO (hereinafter referred to as the “Union”) on behalf of itself and the members of Local Union No. 7461-01.

a.                                       In the event all or substantially all of the assets of Tyson Bearing Company, Inc. are sold, the purchaser thereof shall be deemed to be a successor employer bound to all the terms and conditions of the Collective Bargaining Agreement, dated this thirtieth day of March, 2002.  Tyson Bearing shall assure the purchaser accepts above before the sale takes place.

Section 2.  In consideration of this Agreement, the parties agree that it is the intent and purpose of the parties hereto that this Agreement is the complete Agreement covering rates of pay, hours of work and working conditions to be observed between the parties, and to provide orderly relationships between the Company and the Union, and to secure prompt disposition of differences between the parties pertaining to the compliance with or application of this Agreement.

Section 3.  In recognition of its responsibility as the exclusive agent of the employees, the Union agrees that it will cooperate in discouraging absenteeism and tardiness, and that it will support proper Company efforts to eliminate waste, improve quality, prevent accidents, and strengthen good will between the Company and the Union.  The Union also confirms that it subscribes to the concept of a fair day’s work for a fair day’s pay.

Section 4.  Employees are obligated to keep the Company informed regarding their correct address and telephone number.  Employees must also keep the Company informed regarding their marital status and dependents to be eligible for benefits.  Agreement as defined in Section 1. above, shall, as a condition of continued employment, be members of the Union in good standing.  All new employees shall become members of the Union on the 60th day following the beginning of their employment.

Section 5.  It is the policy of the Company not to discriminate against any employee or applicant for employment because of race, creed, color, national origin, age, sex, religion, disabled veterans and handicapped status, or union affiliation.

Section 6.  Any reference made to he should read he/she. Any reference made to his should read his/her. Any reference made to himself should read himself/herself.

ARTICLE II

Rights and Functions of Management

Section 1.  The Union recognizes that the control of all matters relative to the management and operation of the Plant and the operation of the Company’s business shall be vested exclusively in the Company, except as these matters may be expressly limited by the terms of the Agreement.

ARTICLE III

Union Recognition

Section 1.  The Company recognizes the Union as the sole collective bargaining agency with respect to rates of pay, hours of work and conditions of employment for all production and maintenance employees employed by the Company at its Glasgow, Kentucky plant, but excluding all office clerical employees, professional and technical employees, guards and supervisors as defined in the acts.

Section 2.  The provisions of this Agreement constitute the sole procedure for the processing and settlement of any claim by an employee or the Union of a violation by the Company of this Agreement.  As the representative of the employees, the Union may process grievances through the grievance procedure, including arbitration, in accordance with the Agreement or adjust or settle the same.

Section 3.  All employees, except those excluded from this Agreement as defined in Section 1. above, shall, as a condition of continued employment, be members of the Union in good standing.  All new employees shall be come members of the Union on the 60th day of following the beginning of their employment.

Section 4.  Inter-Plant Transfer.  In the event that the Company finds it necessary to transfer equipment to any other Company production facility, either presently existing or which may come into existence in the future, and such transfer of equipment results in a layoff of employees having two or more years of service in our Bargaining Unit, and also generates a job vacancy in the other plant, employees laid off from our Bargaining Unit shall have the right to apply for and be transferred to such plant.

However, if the plant to which the equipment was transferred is covered by a collective bargaining agreement and/or a bidding procedure, the eligible applicant’s rights shall be subject to the provisions of the collective bargaining agreement and/or the bidding procedure in existence at the other plant.  Any employee who transfers to a job in another plant under the terms of the agreement shall retain his previous Company service for computing vacation and pension benefits, but he/she shall be subject to the wages, hours, benefits, and working conditions in existence in the other plant. Any employee who transfers voluntarily under the contract will have recall rights for two years.

Section 5.  The Human Resources Department will give each new employee when hired a copy of the Labor Agreement.

Section 6.  With appropriate notice, the Company will permit plant visitation rights to the District Director and the International Representative of U.S.W. District 8.

ARTICLE IV

Strikes and Lockouts

Section 1.  The Union agrees that there shall be no strikes, work stoppages, interruption or impeding of work. No officer or representative of the Union shall authorize, instigate, aid or condone any such activities. No employee shall participate in any such activities.  Any violation of this section by any employee shall be cause for dismissal or suspension.

Section 2.  The Company agrees that there shall be no lockouts from the Company’s Plant.

ARTICLE V

Holidays

Section 1.  During the work year, there are fourteen (14) full holidays which are observed in our plant.  These are:

New Year’s Day

Good Friday

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day after Thanksgiving

Day before Christmas

Christmas Day

Day before New Year’s Day

Three (3) Floating Holidays at Year’s end

Floating Holiday (any Monday or Friday during the calendar year which is celebrated as or tied in with a nationally observed holiday.  The Union will notify the Company by January 15 of the effective date).

Section 2.  Holidays generally start with the third shift at 11:00 P.M. on the day before the holiday or the day before the holiday is observed.  Holidays which fall on Sunday shall be celebrated on Monday. Holidays which fall on Saturday shall be observed on Friday.  Employees will be paid for these days as any other holiday.

Section 3.  Holiday Eligibility.  To be eligible to receive pay for any of these holidays, you must:

a.                             Complete sixty (60) calendar days of service prior to the holiday.

b.                            Work all the scheduled straight-time hours on the last scheduled work day before the holiday and on the next regular work day following the holiday or have an excused absence.  Excused absence shall mean absence previously approved by the Company, or sickness supported by a doctor’s statement.

Section 4.  Holiday Pay.

a.                             Eligible employees not working on an observed holiday will receive eight hours pay at their straight time rate.

b.                            Eligible employees required to work on one of the above holidays will receive double time for all hours worked in addition to the holiday pay.

Section 5.  When a paid holiday falls within an employee’s scheduled vacation, he/she shall receive an extra day off at his/ her discretion with one week’s notice or receive eight (8) hours additional pay for the holiday.  If the holiday falls during a plant vacation shutdown, that holiday will be scheduled by the Company.  The Company will notify the Union by May 31 of each contract year whether or not the holiday during the plant shutdown will be scheduled immediately prior to or after the shutdown, or whether the holiday may be used at the employee’s discretion with five (5) day’s notice.

Section 6.  If an employee is absent on the day before or the day after a scheduled holiday and is not paid for that holiday per terms in Article V, Section 3.b., his/her absence will not be recorded for disciplinary purposes.

Section 7.  It is agreed that employees on a four-shift operation will celebrate all regularly scheduled holidays. Actual time off will be determined by the Company and the Union prior to the holiday, taking into consideration a canvass of employees on the shift two weeks prior to the holiday.

Section 8.  Work schedules for weeks wherein paid holidays occur, may be changed by mutual agreement between the Company and the Union.  This involves the right to waive other provisions of this Agreement in order to accomplish such changes.

ARTICLE VI

Job Evaluation Plan

Section 1.  Jobs have been classified in their work grades by the Company, using the National Metal Trades Association’s Job Evaluation Plan.  Job descriptions, labor grades, and rates of pay have been prepared and are in effect for all present jobs.  When conditions warrant such action, the Company will establish new job classifications, change, or add to and remove jobs or job descriptions.  When new jobs are established, or changes or additions made to existing jobs, new job descriptions will be drawn and evaluated by the Company in accordance with the NMTA Job Evaluation Plan.

Section 2.  All job rates of pay in effect at the time this Agreement is effective shall not be subject to process under the grievance procedure section of this contract.  Any new or changed job or job rate may be subject to processing under Article XX, Settlement of Differences.  Such processing shall be confined to the result of the application of the NMTA Job Evaluation Plan.  The plan itself shall not be subject to processing under Article XX, Settlement of Differences, nor shall it be, in any manner or detail, subject to arbitration under this Agreement.

Section 3.  Rates of pay and the effective dates thereof are listed for each of the labor grades outlined in this agreement.

Section 4.  The following method will be used in determining the work grade to be assigned to a job:

The job will be analyzed and reviewed by the Company’s Job Analyst who will write up a description of the general details considered necessary to describe the principal functions of the job identified, which description shall not be construed as a detailed description of all of the work requirements that may be inherent in any given job.  A copy of all job descriptions shall be made available to the Union’s Job Evaluation Representatives for their inspection and review.  The Company shall pay the Union Representatives at their labor grade for all hours spent in joint evaluation with the Company Job Evaluation Representatives.

Section 5.  If the Union feels that the complement of machines to which an employee is assigned is not reflected adequately in his labor grade, the Union may submit this case to a job evaluation committee composed of Union and Company representatives.

Section 6.  The Company may combine jobs within a group.  If jobs are to be combined across groups, the Union must agree before such a combination may occur.  If there is agreement on combining jobs across groups, employees having bidding and recall rights to the jobs which are combined will continue to have such rights on the new job no matter in which group it is placed.

ARTICLE VII

Production Standards and Incentive Pay

Section 1.  It is understood that the Company will make, at any time, motion time or methods studies required for the efficient operation of its business, and may establish standards and levels of performance, and may audit its standards when it deems this to be necessary in the interest of business.  The right of the Company shall be unrestricted as to whether or not it desires to utilize an individual or group incentive payment basis.

Effective 06/01/02, gain-sharing will be based on total plant earned hours for deliveries to finished stock compared to actual clocked hours on a four-week moving average, using the first three (3) months of 2002 as the base period for calculating the base productivity factor (BPF), with the intent that the bases will be fixed so that the payout to all employees during this three-month period under the current program shall be the same as the total amount paid out to all employees under the new program (as attached).  The

Union shall be provided all data needed to determine the payout under the program and time for the Union’s representative to review such data on a monthly basis.  Any challenge by the Union as to the correct payout shall be subject to the grievance and arbitration procedure.

a.                                       The Company will provide training so that the Union will have two qualified Time Study Representatives available.  However, in no case will more than one Union Time Study Representative be recognized by the Company for purposes of Union-Company business.  The Company shall provide a yearly refresher course in the Company’s method of time study.

b.                                      Labor reporting by employees will not be changed arbitrarily by foremen.  If any changes are made, the employee will receive a copy of the changes on the next week day after the change.

Section 2.  Once a production standard has been established, the equity of such a standard may be challenged under the procedure set forth in Article XX, Settlement of Differences.  Should the Union dispute the equity or fairness of a production standard, the Company will review with a proper union steward, upon his/her request, the data relating to the production standard.

Section 3.  A production standard may be changed whenever a substantial and continuing change in material method, specifications, or equipment, or an accumulation of such changes, or an obvious clerical error or mechanical error has occurred, that has a substantial effect on the productivity of the job.

Section 4.  It is recognized that the Company has the right to institute incentive standards, with the understanding that such incentive standards shall be set in such a manner so that qualified operators working at a normal pace can produce quality work 100% of standard.

The equity of any standard shall be subject to the grievance procedure and the data shall be made available for review by a designated local Union official or any International Time Study Representative.

Section 5.  A production standard, after an appropriate trial period, may be subject to a check study.  During the check study, either the proper steward or the Union Time Study Representative shall be present to observe the check study.  When the Company representative and the steward agree that normal performance is being given and the check study proves less than 100% of the unit time allowed, that unit time allowed will be removed immediately.  In the event of such action, employees involved will be paid their applicable job rate.  This payment will be effective from the time the employee or employees started the particular lot on which the check study was completed. This check study will be made within 45 days after the rate is set.

Section 6.  Employees working on jobs designated as incentive jobs will be paid as follows:

a.                                       Time used on rated work will be credited in accordance with the U.T.A.

b.                                      It is understood that since employees are guaranteed their job rate on a weekly basis, they will be expected to maintain an efficiency of at least 100%.

c.                                       Abuses of the use of downtime such as prolonging it or creating it will not be tolerated.

d.                                      For the special conditions listed below, the employee will be credited as specified:

1.                                       Instruction:

When an employee at the direction of a foreman instructs one or more employees, he/she (the instructor) shall receive two labor grades higher than his/her own labor grade.

Unit times allowed are not applicable when this method of pay is used.

2.                                       Experimental Work:

When an employee is assigned to perform experimental work as designed by his/her supervisor, he/she shall receive two labor grades higher than his/ her own labor grade.

3.                                       Incentive workers in labor grades 11 and 12 will receive two labor grades higher for instruction and experimental work.

(Pay will be based on two (2) times the labor grade differential between labor grades 11 and 12.)

Section 7.  Whenever rates are initially established in any department or area, the employees involved will be guaranteed no less than 100% for any day in which they encounter rate problems beyond their control.  Such guarantee will be effective for a period of four weeks from origin of installation.

Section 8.  It is agreed that incentive earnings as a portion of gross income will be designated in the employees’ weekly pay statement.

ARTICLE VIII

SAFETY AND HEALTH

Section 1.  Adequate heating, lighting, toilet, locker and sanitary facilities and all protective devices necessary to protect the health of employees shall be provided by the Company.  The Union will at all times cooperate with and assist the Company in maintaining and improving safety and health conditions in the Plant.

Section 2.  A joint Safety Committee consisting of two Company members and four employees designated by the Union shall be established.  The Company shall pay for such time spent by the Union members of the Committee up to a maximum of one hour, per man, per month. The Committee will meet once each month at a regularly scheduled meeting.

Section 3.

a.                                       It shall be the function of the Joint Safety Committee to recommend improvements in safety, sanitation and health conditions affecting the employees.

b.                                      Grievances which arise under Section 1. of this Article, and which are not settled in the Joint Safety Committee, may be filed in Step No. III of the Grievance Procedure.

c.                                       If an employee incurs an injury on the job, he/she must report it to his/her foreman.  All records of injuries which occur on the job will be available for examination by the Safety Committee.  An employee must report any injury sustained in the Plant within twenty-four (24) hours.

Section 4.  The parties agree to abide by all Federal Legislation pertaining to Health and Safety and Civil Rights.

Section 5.  The Chairman of the Union’s Safety Committee will be informed of any accident occurring within the Plant involving a bargaining unit employee.  He/she will be permitted to investigate such accidents if he/she deems it advisable.

Section 6.  The Company will have a qualified first aid practitioner on each shift.

Section 7.  The Company will send the Chairman of the Safety and Health Committee to the Annual Kentucky Safety and Health Conference.  The Company will reimburse the chairman for reasonable expenses and three days’ pay.

ARTICLE IX

PLANT RULES

Section 1.  The Union recognizes that it is necessary for the Company to issue rules from time to time governing the conduct of employees and that it is the duty of each employee to familiarize himself/herself with such rules and regulations.  This does not constitute acceptance by the Union of any specific rules not in compliance with the provisions of this Agreement.

Section 2.  A record of six (6) months without warnings will serve to clear an employee’s record of a previous warning.

A record of twelve (12) months without further disciplinary actions will serve to clear an employee’s record of a prior suspension and all disciplinary action for attendance.

ARTICLE X

Jury Duty Pay

Section 1.  Jury Duty Pay.  Any employee who is called for Jury Duty service or is subpoenaed as a witness shall be excused from work for the days on which he/she serves, and he/she shall receive for each such day of Jury Duty service or as a witness on which he/she otherwise would have worked, the difference between eight (8) times his/her assigned personal rate and the payment he/she receives for Jury service (excluding travel and meal allowance).  The employee will present proof of service and the amount of pay received therefor.

Section 2.  Funeral Leave.  Employees will be paid by the Company for time lost due to death in the immediate family. Such pay to be no more than their assigned rate for a period not in excess of three (3) work days.  Immediate family includes mother, father of employee, husband or wife, children, step-children, brother or sister, mother-in-law, father-in-law, employee’s grand-children and grandparents.  For time lost due to death of the grandparents of an employee’s spouse and sons-in-law and daughters-in-law, the employee will be paid his/her assigned rate for one (1) work day to attend the funeral.

Employees will be allowed three work days off to make arrangements and attend funeral.  Except, if a holiday should fall during the three-day period, holiday will count as a day off, or if funeral occurs during vacation period, excluding plant shutdown, funeral leave pay will be paid instead of vacation pay.  Vacation days may be taken at a later date.

Section 3.  Military Reserve Pay.  Military reservists required to take up to two (2) weeks, per year, military training leaves will be paid the difference between their military training pay and their RBC base rate earnings. They should request a statement of pay from their paymaster while in training and submit this voucher to their supervisor upon their return to work. If the two weeks military training should fall during the time of the plant shutdown, the employee may take his/her vacation at another time.

ARTICLE XI

Foreman’s Work

Section 1.  No individual excluded from the definition of employee in Article III of this Agreement shall perform work of the type customarily performed by employees within the Bargaining Unit, except for the purposes of training or instructing employees or other occasional or hazardous work which requires the knowledge and skill of such excluded employee or in case of emergencies or production difficulties where a regular qualified employee is not immediately available provided he/she shall not by so doing replace any Bargaining Unit employee.

ARTICLE XII

Union Bulletin Board

Section 1.  The Union shall have the right to have posted on a Union Bulletin Board notices of Union meetings, Union elections, names of Union officials and representatives, and Union social and educational gatherings and political issues.  Union notices shall contain nothing controversial or adversely reflecting upon the Company.  A copy of each notice will be submitted to the Human Resources Manager or his designated representatives before posting if practical.

ARTICLE XIII

Leaves of Absence

Section 1.

a.                                       Medical:  Any employee who is to be absent for more than one (1) week because of personal illness or physical disability, and who has acquired seniority of ninety (90) days or more with the Company shall, upon written request to the Company, be granted a leave of absence not to exceed one (1) year.  All such written requests must be accompanied by a physician’s certificate.

Sick leaves shall be granted without pay or other benefits, except as provided in this Agreement. Seniority shall accumulate up to one (1) year.

a.-1.                          A request for an extended leave of absence beyond the one-year limitation will be granted upon medical justification for such leave.  If the extended leave is granted under this section, seniority for the affected employee will continue to accumulate for a period of no more than two (2) years.

b.                                      Personal:  A leave of absence for personal reasons may be granted not to exceed six (6) months and seniority shall accumulate, but such leave is granted without pay or other benefits.  An employee who requires personal time off in excess of five (5) days must obtain a leave of absence prior to the actual absence where possible.

On personal leaves, employees may not engage in other employment.

b.-1.                         Personal leaves of absence due to death in the immediate family may be granted for a period not to exceed six (6) months.  Such leaves will be granted without pay or other benefits, except that seniority shall continue during the leave.

b.-2.                         Personal leaves of absence due to sickness in the immediate family may be granted for a period not to exceed six (6) months.  Such leaves must be certified and will be granted without pay, except that other benefits will be covered for a maximum of thirty (30) days, and seniority will continue during the leave.

Section 2.  Employees applying for a leave of absence for illness may be subject to physical examination and approval of a physician appointed by the Company before such leave is granted and/or before the employee may return to work.  Any disagreements arising from differing opinions of physicians will be subject to a final decision by a qualified physician at Vanderbilt University mutually agreeable to both parties.  An employee must give the Company a forty-eight (48) hour written notification before returning from leave.

Section 3.  Failure to report to the Company within three (3) working days after the expiration of any leave of absence shall constitute voluntary resignation.

Section 4.  An employee returning to work after a leave of absence will return to his/her shift and shall be placed in the classification held at the time of leave.  This will be done on the basis of the employee’s seniority and provided he/she is able to perform the job requirements.

Section 5.  Any employee who is elected or appointed to an office or position with the local Union, the United Steelworkers of America or the AFL-CIO-CLC will be given a leave of absence.  Such leave will be without pay or any other financial benefits, except pension benefits included in the Agreement; however, seniority will continue to accumulate.  The Union may apply for an extension of such leave every three years.

Section 6.  Military Service Reemployment Rights.  The Company shall accord to each employee who applies for reemployment after conclusion of his/her military service with the United States such reemployment rights as he/she shall be entitled to under then existing statutes.

ARTICLE XIV

Wages

Section 1.  General.

a.                                       Under the terms of this Agreement, the Company shall not be required to pay for any time except time spent at work to which the Company assigns the employee unless otherwise specifically provided for in this Agreement.

b.                                      All earnings are calculated on a weekly basis except when a moving average is used in Gain-sharing.

Section 2.  Labor Grades and Rates of Pay are set forth in Appendix “A” attached hereto and are a part of this Agreement.

Section 3.  New employees without previous experience will be hired at the appropriate rate as shown on the progression rate scales outlined in Appendix “A” of this Agreement.  All employees hired after March 31,1996 will be paid $3.00, per hour, lower than the prevailing wage scale in effect for this labor agreement.

Employees who have some experience will be placed at a rate on the progression rate scale commensurate with their experience and ability to perform the job between the minimum hiring rate for the labor grade up to and including the full job rate if the employee is fully qualified.

Section 4.

a.                                       Any employee on temporary transfer to another job for the convenience of the Company shall be paid the rate of his/her job or the full rate of the job to which he/she is transferred, whichever is higher.  Such transfers will not exceed six (6) weeks.  If a transfer is made into a department where there is a layoff, the Company will give the reason necessary to the Unit President.

b.                                      When he/she is transferred because of no work, machine breakdown or for his/her convenience, he/she will be paid the rate of the job to which he/she is transferred.  Should the lack of work or machine breakdown condition continue beyond the first week, the least senior employee on the shift in affected job classification will be transferred.

Section 5.  Shift Premium.  Employees working on a scheduled second shift shall be paid a night shift premium of .20 per hour.  Employees working on a scheduled third shift shall be paid a night shift premium of .23 per hour.  Employees working on their scheduled shifts starting between 2 P.M. and 10 P.M. (2nd Shift) and 10 P.M. and 6 A.M. (3rd Shift) shall be considered as working on night shifts and entitled to the applicable bonus for that shift.  When an employee’s hours continue into the following shift, bonus will be determined by the shift of origin. When an employee is called in or scheduled on a shift other than his/her own, he/she shall receive bonus applicable to that shift for hours worked. “D” shift employees will receive .23 per hour shift premium for all hours worked.

Section 6.  The Company will supply the following tools to those employees, where needed, to operate within their respective job classification:

1. Metric tools

2. Special spanners

3. Snap ring pliers

4. Allen wrenches

5. Indicators

6. Special press wrenches.

All tools broken in the course of the job will be replaced.

Section 7.  Only those jobs which are presently designated as leader’s jobs by the Company are covered by the terms of this Agreement.

It is understood that such additional duties as comprise the lead aspect of the jobs in question may be deleted at the Company’s determination.  Upon such elimination of the duties, the Company need not pay the leader’s differential of .20.  Should the Company re-institute the lead duties, the differential will be restored.

Under no circumstances does the agreement to pay additional monies for the affected jobs infringe on Job Evaluation nor does it set precedent for future jobs installed in accordance with Job Evaluation, Article VI.

On the basis of the above provisions, the Company will pay the leaders in question .20 higher than their evaluated rate.

Section 8.  The Company agrees to provide payroll deduction for a Credit Union, if one is established.

Section 9.  Pay for Workmen’s Compensation Injuries.  Day of injury and outside medical attention required:

Return to work after outside treatment:

a.  Paid for time out of plant; charged to job.

Does not return to work from outside treatment:

a.  Paid to end of normal shift; charged to job.

Medical attention on subsequent day after employee has returned to active work.*

*If additional visits for outside medical attention are not possible on employee’s own time.

Return to work after treatment:

a. Paid for time out of plant; charged to job.

Does not return to work after treatment:

a. Paid to end of normal shift; charged to job.

If additional visits are required, the employee must notify his/ her supervisor twenty-four (24) hours prior to day of absence.  A reasonable schedule will be observed.

Employees on the 2nd and 3rd shifts who are required to seek out of town treatment for their injuries will be paid four (4) hours provided they work the remainder of their shifts.

Section 10.  Employees attending company-sponsored training programs outside of a 50-mile radius will be reimbursed for travel time at the employee’s straight-time rate.

Section 11.  It is agreed that any vending machine profits in the Plant will be divided equally between the Company and the Union to be used for the Family Picnic Fund.

ARTICLE XV

Insurance and Pension Benefits

Section 1.  A pension plan and insurance program have been provided in agreements which are separate and apart from this Agreement.

Section 2.  An employee’s insurance terminates at the end of the first month in which an employee is granted a personal leave, or is laid off with 3 days’ notice; or at the end of the month following the month laid off without 3 days’ notice.

While on medical leave, insurance benefits continue for an employee and his/her dependents for a period not to exceed 39 weeks.

Section 3.  In accordance with the contractual terms as outlined in Article XV, Section 2., medical and life insurance benefits are continued during term of leave for a period not to exceed 39 weeks.

Section 4.  MEDICAL AND INSURANCE BENEFITS

Life Insurance: $20,000 effective June 1, 2002.

Accidental Death and Dismemberment: $20,000 effective June 1, 2002.

Accident and Health: Effective April 1, 1990, Accident and Health benefits shall be increased from $150.00 per week to $175.00 per week, for a period not to exceed 39 weeks, with medical benefits covered for that same 39-week period.

The following is a brief outline of the insurance program.  The employee should always refer to the insurance booklet provided, or contact the Human Resources Department should there be questions concerning eligibility or limitations of insurance coverage:

INSURANCE

Eligibility begins on the first day after you have completed ninety (90) days of continuous service for the employee and eligible dependents.

Effective June 1, 2002, coverage will be as follows for those employees not opting out:

Medical:	-Steelworkers 100/80 PPO
-Steelworkers Drug Option C

Vision:	-Steelworkers OptiCholce Vision

Dental:	-Steelworkers Dental Plan A

Effective June 1, 2002, all employees covered by the above medical insurance will pay the following weekly contributions:

Type Coverage:	Contract Year 1:	Contract Year 2:	Contract Year 3:

Family	$28.00	$38.00	$44.00
Single	$16.00	$23.00	$29.00

If the insurance premium increases more than twenty (20%) percent from year 1 to year 2, or more than twenty (20%) percent from year 2 to year 3, the Union will either restructure the Plan to stay below that cap, or increase employees’ contributions to cover the difference.  This language on premium cap will not be superceded by any language in the Participation Agreement with the Steelworkers Health and Welfare Fund.  This plan shall be the insurance plan for the duration of this contract; and the Union may not opt out of this Plan during the life of this agreement.

The Company will pay a monthly Cash Option to any employee waiving the above medical insurance in the amount of $250.00/Family or $150.00/Single.  However, no more than 20% may opt out.  In addition, the Company agrees to continue the stand-alone Prescription Drug benefit, or substantially equivalent plan with $10/$20 co-pays, for those employees covered by the separate agreement effective July 1, 2000.

Any employee retiring during the life of this labor agreement will have his benefits capped at whatever the cost of those benefits on April 1, 1996.

MEMORANDUM OF UNDERSTANDING

Amendments to the Pension Plan for Hourly Employees:  The present minimum pension formula shall be improved by increasing the pension, per month, per year of service, from $29.00 to $32.00 effective for retirements on or after July 1, 2004.

30-Year Retirement (early retirement without actuarial reduction).  An employee who attains 30 or more years of service may elect to retire with a full pension (not actuarily reduced) regardless of age.  Employees retiring as of April 30, 1996, will have their retiree Major Medical Lifetime maximum increased from $2,500.00 to $10,000.00.

Immediate Vested Retirement.  If you are terminated because of a permanent shutdown of the facility, you may be eligible to retire at that time without actuarial reduction, provided you meet either of the following age and service combinations on the date of termination:

(1)                                  at least 15 years of service and 55th birthday, or

(2)                                  at least 15 years of service and combined age and years of service equal 80 or more.

ARTICLE XVI

Union and Management Cooperation

Section 1.  The Company and the Union recognize the advisability of making every effort to constantly improve relationships between the Company, the Union and all employees.  In the interest of improving relationships and to provide a forum for the discussion of overall problems of mutual concern, inclusive of Civil Rights, other than specific grievance cases, a Labor-Management Committee consisting of the Unit President and three (3) other members of the bargaining unit, the Plant Manager and Management Representatives designated by the Company shall meet monthly on Company time to discuss problems which may cause a disruption in relationships or to suggest means of improving relationships, provided the Union provides the Company with a written agenda for this meeting at least one (1) business day prior to the meeting.

ARTICLE XVII

Vacations

Section 1.                Vacation Period. The vacation year begins on January 1 and ends on December 31 of the current year.

Section 2.                Eligibility.

a.                                       If your anniversary of continuous employment is reached on or before December 31 of the current year, you are eligible for:

Accumulated Service on or Before December 31 of the Current Year	Vacation
1 year	2 weeks
10 years	3 weeks
20 years	4 weeks

b.                                      Each employee who is actively on the payroll on December 31 of any year shall be entitled to his/her full vacation benefits in accordance with Section 2. a. above, notwithstanding the fact that his/her service may have been terminated for any reason during the ensuing year prior to receipt of vacation benefits.

c.                                       Any employee who was on leave of absence or layoff on December 31, and returned or was recalled thereafter, shall be entitled to his/her full vacation benefit in accordance with 2.a. above provided he/she works at least six (6) months between January 1 and December 31 of the current vacation year.

Section 3.                Vacation Schedule.

a.                                       Vacations will, as far as possible, be granted at times most desired by employees; but the final right to schedule vacation periods is reserved by the Company in order to insure the orderly operation of the business.  This includes the right of the Company to determine whether or not the Plant will be closed for all or part of a vacation season, and to schedule vacations at such time.  The Company will, by May 31st of each year, make known to the Union when the Plant will be shut down for vacation purposes.

a.-1.                          No employee will be required to work during a vacation shutdown or properly scheduled vacation period without thirty (30) days notice.  Employees scheduled for inventory work during the shutdown will be scheduled at least 10 days in advance, except where circumstances do not permit.

a.-2.                          Vacations (not including plant shutdown periods) shall be scheduled at least 30 days in advance and may not be changed except by mutual consent.

b.                                      Vacations are scheduled as consecutive days in combinations of five (5) working days, except where lesser combinations are agreed to mutually.

c.                                       When a paid holiday falls within an employee’s scheduled vacation, he/she shall receive an extra day off at his/her discretion with one week’s notice or receive eight (8) hours additional pay for the holiday.  If the holiday falls during a plant vacation shutdown, that holiday will be scheduled by the Company.  The Company will notify the union by May 31st of each contract year whether or not the holiday during the plant shutdown will be scheduled immediately prior to or after the shutdown, or whether the holiday may be used at the employee’s discretion with five (5) days’ notice.

d.                                      No employee will be required to work overtime on the weekend or sixth or seventh day prior to or following his/her vacation period.

d.-1.                         An employee scheduled for five (5) or more days of vacation, shall not be required to work overtime on their last regular work day prior to that vacation.

e.                                       Work during plant shutdown will be in seniority order by the classifications needed on their respective shifts.  When notified by May 31st of each year, employees scheduled to work in their classification, must work or will be subject to disciplinary action.

f.                                         When General Laborers are needed during a plant shutdown, the jobs shall be filled in the classification in seniority order.  If the jobs can not be filled in the classification, they will be filled on a seniority basis plant-wide.

g.                                      Inventory during vacation shutdown will be filled in seniority order.

h.                                      An employee with three (3) or more weeks vacation may take one of those weeks in days, provided that employee gives the Company reasonable notice. The fourth week of vacation can be split in the following manner: two (2) and three (3) days, or three (3) and two (2) days. Days worked during vacation shutdown may be taken as individual days with reasonable notice.

Section 4.                Vacation Pay.

a:                                       For eligible employees, vacation pay shall be based on the average hours worked by the employee for the first two-week period of the six weeks immediately preceding the vacation period.  An employee may make their selection once per year in order to determine which vacation period the Company will use to establish their vacation pay.

a.-1.                Officers and Committeemen shall be considered to have worked eight (8) hours each day and five (5) days each week while on official Union business for the purpose of calculating vacation pay. This includes any Union member who is on official Union business.

b.                                      Vacation pay will be based on the employee’s regular job rate (not temporary rate) current at the time of vacation.  This does not include shift premium.

c.                                       For eligible full-time employees, pay for each vacation week shall not be less than forty (40) hours, nor more than forty-eight (48) hours.

Section 5.                For each week of vacation as provided under this Article, Section 2.a., an employee will receive a $45.00, per week, vacation bonus, effective March 28, 1981.

Section 6.                Employees required to work during vacation shutdown and taking their vacation at another time, the Company will pay the higher pay of the two (2) eligibility periods.

ARTICLE XVIII

Seniority

Section 1.  Definition of Seniority.  Seniority is defined as the length of an employee’s continuous service with the Company and shall date from the time of the employee’s most recent hiring.

Section 2.  Loss of Seniority.  Seniority shall cease and employment terminate upon:

a.                             Resignation or quit.

b.                            Discharge with cause.

c.                             Failure to report for work for three (3) work days without a valid reason and without satisfactory notice to the supervisor within said three (3) work days.

d.                            Failure to report for work within three (3) work days after the expiration of a leave of absence.

e.                             Failure to report to the Human Resources Office from layoff within three (3) work days after receiving notice of recall.  However, if an employee can prove within ten (10) calendar days from expiration of leave of absence or receipt of recall that it was impossible for him/her to notify the Company, his/her seniority rights shall be retained.  Recall notice will be by certified or registered mail.  An employee laid off from the Plant may refuse recall to a temporary job without jeopardizing future recall rights.

f.                               Layoff from the Company for more than forty-eight (48) consecutive months for an employee with more than six (6) months service, or for a period equal to twice his/ her length of service if the employee has less than six (6) months of service. Employees who bid or are recalled to jobs they cannot perform and, as a result, are disqualified by themselves or the Company, will not start their recall periods over again.

Section 3.  Rehired Employee.  Any employee whose seniority has ceased under Section 2., and who is subsequently rehired shall be covered under the terms of this Agreement in the same manner as a new employee.

Section 4.  Probationary Period.  During the first one hundred twenty (120) calendar days of employment for grades 1-6, and one hundred fifty (150) days of employment for grades 7-12, employees will be considered as probationary and shall be subject to discharge without recourse. After completion of the probationary period, an employee’s record of continuous service will date back to the original employment date.

Section 5.  Seniority List.  The Company will maintain seniority records of all employees which will be available in the Human Resources Department for examination by the Union. Copies of Group seniority lists and a plant-wide seniority list will be given to the Local Unit President and Unit Griever every six months upon request. The International Representative will be provided with a seniority list upon request, as well as the Local Unit President.

Section 6.  Group Seniority.  New employees when hired will be assigned to a group and will accumulate seniority in the group. When an employee bids to a different group and accumulates two (2) months of service within one (1) year, he/she will be credited with his/her full Plant seniority in that group. For purposes of this Article, the various seniority groups and the job classifications assigned to them shall be as listed in Appendix “B” of this Agreement.

Section 7.  Promotion to Excluded Position.  Employees transferred from the Bargaining Unit to an excluded position will cease to accumulate seniority on the date of his/her transfer. Should such transferred employee for any reason return to the Bargaining Unit, within

90 calendar days of his/her initial transfer, he/she will receive the seniority he/she had on the date of his initial transfer. In the event the transferred employee fails to return to the Bargaining Unit within the 90 calendar days of the initial transfer, his/her seniority will be frozen as of the time he/she left the Bargaining Unit.  If such transferred employee thereafter returns to the Bargaining Unit, it will be as a General Laborer, seniority permitting. No employee may transfer back into the Bargaining Unit more than once during the life of this Agreement. Salaried employees who moved from the Bargaining Unit under prior contracts will be covered by the provisions effective at those times.

Section 8.  Shift Assignment for Training.  Employees newly assigned or bidding to a new job may be assigned to another shift not in excess of one hundred twenty (120) days for grades 1-6 and one hundred fifty (150) days for grades 7-12 for training. Should an employee be disqualified or terminated and another employee hired or transferred, the new employee may, likewise, be assigned for not in excess of the training period. If at any time during the training period the Company feels that a particular employee is qualified, the particular job will be canvassed for the open shift, and the employee involved will be moved immediately. Production Assistants may also be assigned to another shift to train for up to sixty (60) days. Where possible, Production Assistants will be assigned in reverse seniority order. This section will not be construed so as to move a senior employee from his/ her preferred shift to make room for a trainee. If training occurs within an employee’s job classification, the senior employee will remain on his shift whether he is the trainer or the trainee.

Section 9.  Local Union Officers and Committee on Layoff.  It is understood that the following Local Union Officers shall have top seniority for layoff purposes during their respective terms in office: Local Union President and/or Unit President and Unit Grievers.

a.                             The Local Union President and/or Unit President and Unit Grievers shall not be bumped from their respective shifts unless their jobs are eliminated.

b.                            The Chairman of the Grievance Committee will be permitted work on the first shift provided there is a job in his/her classification on the first shift. For this purpose, the Chairman will be accorded super seniority with respect to bumping into the first shift or immunity from being bumped from it. The Unit President will be Chairman of the Grievance Committee.

c.                             In the interest of improving Company-Union relations, the Chairman of the Grievance Committee will be allowed to work second or third shift when he deems it’s necessary for a period not to exceed sixty (60) days per year. The Chairman of the Grievance Committee will trade shift assignments with the most senior employee in his/her classification who desires to swap. If no one on the desired shift wants to swap, then the junior employee will be bumped to the day shift until the Grievance Chairman returns.

d.                            An elected Unit Griever will be allowed to refuse recall without giving up recall rights or bidding rights to future openings to previously held jobs.

e.                             An elected Unit Griever will not hold a preferred job on his shift until he exhausts his seniority rights according to the contract.

f.                               If the Chairman of the Grievance Committee is in Maintenance or Tool Room, the Company will have the option of transferring that employee to the General Group, during the term of office. If the Chairman of the Grievance Committee is in any other group, the employee will have the option of transferring to the General Group. If the employee is transferred, base pay will be red-circled at the previous rate; and incentive will be based upon previous twelve-month average. The Chairman’s job will be bid out as a temporary job during his term of office. As a result of this addition, no employee will be displaced; and, in case of a layoff, the normal contractual rules will apply. If the Chairman is not moved, release for union business will not be unreasonably denied.

FILLING PERMANENT JOB VACANCIES

Section 10.  Seniority Recognition.

a.                             It is the intent of both parties to give the senior employee the opportunity for higher paying jobs and choice of shifts, provided the employee has the ability and qualifications to perform the work available, subject to the procedures and in the order outlined herein.

b.                            On plant-wide bids, employees may bid up, but not laterally or downgrade themselves, without a valid reason. During the life of this contract, an employee will be permitted the opportunity to bid laterally or downgrade one time for any reason.

c.                             If, within four weeks after starting on a job to which he/ she has bid, an employee performs unsatisfactorily or if, within five days after starting on a job, an employee self-disqualifies himself/herself, he/she shall be returned to the job from which he/she has bid without prejudice. Self-disqualification shall be permitted no more than once per contract year.

Section 11.  Procedure.

a.          Group Preference:

a.-1.                          Employees in the same group on the job classification involved will be given shift preference. Such preference will be determined by a shift preference card filled out by the employee and will remain in effect for the length of employment.  This same shift preference card shall also be used for the purposes of Section 17. below.  An employee may change his preference card at any time if it is at least 24 hours prior to an actual job posting.  Whenever an opening occurs, the opening will be filled according to the shift preference cards.  If an employee changes groups, the employee’s shift preference will be transferred to the new group.

a.-2.                          Recall of most senior employee whether he’s/ she’s laid off from that classification or a higher classification either in or out of the Plant.

If an employee is bumped from his/her home group and acquires two months seniority within one year in another group, the employee will be permitted to select the new group any time after obtaining group seniority.

A laid-off employee may be recalled to a job in his last unit provided he has held that job and has the necessary seniority. If a mistake in recall or plant-wide bid from layoff is brought to the Company’s attention by the Union and not remedied, the affected employee will be paid from the time of notification until corrected.

An employee laid off from the apprentice program shall be recalled in the order of his entry into the program.

a.-3. Posting of job for upgrading, lateral or downgrading in group, based on group seniority, provided employees have satisfactory ability and qualifications to perform the job (up to four (4) weeks to demonstrate proficiency). An employee who bids up within his/her group will be restricted from bidding down within the group for a period of one year from the date of bid.

b.                            Plant-wide Bid:  If the job is not filled by the procedure outlined in a. above, the job vacancy will be posted plant-wide for three (3) working days, excluding Saturday and Sunday and holidays. Applicants applying for the job will be given consideration in Plant seniority order to determine if they have the necessary ability and qualifications to meet the job requirements. If the Company voids a posted job, it must be re-bid before anyone is placed on it. Should a bidder be disqualified by the Company or himself/herself, the next eligible bidder may be awarded the job. Should the next eligible bidder be disqualified, the bid may be re-posted.

If there are no successful bidders on an open job and it is not filled by the Company within thirty (30) days, it will be re-bid. All openings created by job bids shall be filled by the above procedure.

c.                             Hiring:  If the job cannot be filled in accordance with a. or b. above, the Company may exercise its discretion in filling of the vacancy by hiring new employees.

d.                            Training of Employees:  However, the Company may select employees for training whom the Company feels have the potential skill and ability, in which case, the selection will be made from those employees who bid for the posted job as trainees. Wherever practical, present employees will be given preference for training on open jobs before hiring from outside. Seniority will be the controlling factor in any selection providing all other factors are of relatively equal value.

e.                             Permanent shift swapping will be allowed within the classification provided no one else is involved.

f.                               Temporary shift swapping will be allowed within the classification provided no one else is involved, and the employees are immediately qualified for the job assignment.

g.                            Employees who have disqualified themselves will be entitled to re-bid those jobs after two (2) years. An employee will also have this right to re-bid after two years if he is disqualified by the Company.

Section 12.  Bidding by Absentee.  Employees who are to be absent from the Plant up to one month may notify the Human Resources Department of their desire to be considered for specific jobs which may be posted during their absence.

Section 13. Posting of Award.  The names of successful bidders with their seniority and the job awarded shall be posted on the bulletin board within two (2) weeks of the posting period.

Upon transfer to the new job, the employee’s seniority will be adjusted to the date the job was awarded, and credit will also be given toward any automatic progression rate on the new job.

a.                             An employee will be moved to the posted job within six (6) weeks of his acceptance.

Section 14.  Inter-Departmental Bidding Restriction.  New employees and employees accepted in another group on a posted bid will be restricted from bidding for another posted job within another group for a period of six (6) months after reaching full job rate for classifications 1-4 and two (2) years for classifications 5-12. New employees hired in labor grades 1 and 2 may bid plant-wide for open jobs after ninety (90) calendar days.

However, any employee will be permitted to bid upwards at any time within the group, after reaching their full job rate, except he/ she may not bid to a job he/she has held within the previous six (6) months.

a.                             If an employee has bid on several jobs simultaneously, when the awards are made, he/she will have his/her choice of jobs if accepted on more than one.

b.                            The Company will provide the Chairman of the Grievance Committee with copies of all posted job bids as well as posted job awards.

c.                             If no employee in a seniority group bids on a group opening, the six-month restriction will be waived for any employee within the group with less than six months in a new job.

REDUCTION IN WORK FORCE

Section 15.

a.                             In case of a layoff: the least senior employee in the job classification will return to his/her home group, or if this is his/her home group, he/she will be allowed to bump up, provided he/she has previously held the job classification and can demonstrate immediate proficiency.  Employees not eligible to bump up will retrograde in his/her group on the basis of his/her group seniority, provided he/she has the ability and qualifications to perform the job (up to three days in which to demonstrate proficiency).

a.-1.                          An employee who must return to his/her home group will be given a choice of shifts provided his/her seniority is sufficient. ~w >,

b.                            If the employee is bumped from his/her home group, the employee may bump in reverse order of last job held to next to the last job held and so on, to any job in which they have attained group seniority, provided they are immediately qualified after being familiarized with anything new to the equipment and operations.

c.                             If an employee cannot exercise the options provided in a. or b. above, he/she will bump the least senior employee in the general group (Labor Grades 1 and 2), provided he/she has more seniority and can perform the job.

c.-1.                          If an employee is physically incapable of performing the duties of the above job, he/she will be permitted to bypass the job and bump the next least senior employee in the General Group on a job which he/she is physically capable of performing.

d.                            Any employee involved in layoff procedure shall be given full rights and benefits under this Agreement according to their Plant seniority.

e.                             An employee is prohibited from bumping to a job on which he/she has already disqualified himself/herself. Employees refusing recall to a classification, or who withdraw their names from a bid job, do not give up bumping rights to the highest classification previously held.

Section 16.  Optional Layoff.  An employee has the option to accept layoff in place of downgrading, in which case he/she will not have recall rights to jobs in labor grades below the labor grade from which he/she accepted layoff. An employee maintains bidding rights while on optional layoff.

a.                             If there is a reduction in force in a classification, the senior employee(s) in that classification may elect to take a Voluntary Layoff. Employee(s) accepting layoff will be on layoff until recalled by seniority to the group from which they left. An employee may reject recall to an open position and remain on layoff if the employee has the seniority and there are still employees on layoff. The Company will not deny unemployment benefits to employees who accept this layoff.

Section 17.  An employee may exercise a shift preference within his/her job classification prior to vacation shutdown of each year, or prior to the first work week in August, should there be no vacation shutdown. Such preference will be granted provided the employee has sufficient seniority to displace the employee on the desired shift. If an employee attains group seniority before July 1 of the current year, the affected employee may exercise a shift preference within his/her job classification provided the employee has sufficient seniority to displace the employee on the desired shift.

The preference will be based on the shift preference card provided for in Section 11 above.  However, for any purpose, no changes shall be permitted in the shift preference card from June 1st to the effective date of the preference until after the preference is completed.

The employee will be physically moved to the desired shift upon return from vacation shutdown, or on the first work day of the first full week in August, should there be no vacation shutdown.

Section 18.  (Number of days shown below will be defined as working days.)

1.                             Open jobs in areas designated, will be bid without a low shift preference. This will allow current employees an opportunity to fill the job vacancies, subject to the bidding procedures, prior to hiring from the outside.

2.                             Employees will be hired to fill the open job vacancies and be placed on a shift for training. The shift will be determined by the Company.

3.                             The number of employees to be hired at any given time will be at the discretion of the Company. However, if the number becomes so large as to make policing of this Agreement impossible on the part of the Company or the Union, this Agreement is subject to cancellation.

4.                             A copy of the employee’s name, date hired, clock number, job assigned and shift assigned will be provided to the Union.

5.                             The shift assignment for training will not be in excess of ninety days. The ninety days will be per employee from the date of hire or transfer (in the case of a successful bidder). Should an employee be disqualified, the ninety days will start again from the date of hire or transfer (in the case of a successful bidder) of the new employee. If at any time during the ninety day training period, the Company feels that a particular employee(s) is(are) qualified, the particular job will be canvassed for the open shift and the employee(s) involved will be moved immediately.

6.                             If the Union shows where the Company has abused the training program by not providing proper training to an employee, that particular job will be shift canvassed and the employee involved will be moved immediately.

7.                             The employees will not be considered on the overtime roster for the first sixty days of the training period or until qualified, unless all other employees in the affected job classification on the shift are asked to work.

8.                             Under the training program, when an employee is a successful bidder on a downgrade and he/she is qualified to do the job, an opening will be declared immediately and a shift canvass will be taken to fill the opening. It is for up to six weeks, as stated in the contract. This will be done before any other employee is declared qualified. The employee bidding down cannot take a shift preference on the opening declared because of his downgrade; since “employees in the same group on the job classification involved will be given shift preference”, as stated in the Company-Union Agreement.

Section 19.  Where the employee’s personal health limitations are expected to be permanent or of long, continued duration, and where the employee downgrades to the General Labor group, he/she will assume the position of General Laborer and shall be credited with his/her full Plant seniority without having to accumulate two (2) months of service as required by Section 6. of Article XVIII.

In making this transfer, the downgrading employee shall give up any claim to return to his/her old classification after the medical limitations are lifted. The employee will be treated just as if he/she had bid to the General Laborer classification. However, if the employee’s limitations are lifted within ninety (90) days, the employee will return to the job from which he/she downgraded, his/her seniority permitting.

After there is a subsequent improvement in the employee’s condition, and after limitations originally imposed by the physician are either significantly modified or lifted entirely, the employee may bid to another job in the plant only after he/she works an additional six (6) full months in the General Laborer classification. However, the employee may bid only if the duties of the job to which the employee is bidding are within the employee’s limitations, if any. All doctors’ statements will be reviewed by the Unit President and Human Resources Manager and may be reviewed by the recognized Company doctor.

Section 20.  Notices of employee hires and terminations will be sent to the Union’s Financial Secretary.

Section 21.  Temporary Bids

The following procedure will apply for jobs bid on a temporary basis to fill vacancies created by employees on leave of absence or other vacancies known to be of a temporary nature.

A temporary job will be in effect for a maximum of nine (9) months from date bid. At the end of nine (9) months, the temporary job will be bid as a permanent job. Should the employee on leave of absence return to work prior to the end of the nine (9) months, he will bump the employee on the temporary bid. Should the employee on leave of absence return after the temporary job has been bid as permanent, he will bump the junior employee on the shift and in the job classification he held at the time his leave started, providing his seniority is sufficient. If the employee returning from leave does not have sufficient seniority to return to his job classification, he will retrograde in his group on the basis of his group seniority, provided he has the ability and qualifications to perform the job.

In the event of a layoff, all temporary bids in the affected group will be cancelled, prior to the layoff. Employees working on a temporary job will return to their permanent jobs and the layoff will take place at that time.

ARTICLE XIX

Hours of Work

Section 1.  This article is intended to provide a basis for calculating overtime only. It shall not be construed as a guarantee of hours to be worked by an individual employee or group of employees per day or per week.

The Company may rotate employees in a department for a period not to exceed 4 weeks. During rotation, the department will operate 5 days per week, but employees will be rotated on a continuing basis so that no employee loses more than one day out of each week. If a longer rotation period is necessary, the Company will be obliged to negotiate that with the Union.

Section 2.  Work Week.  A normal work week shall consist of five (5) consecutive eight-hour days followed by 2 days of rest.

Section 3.  Work Day.  A work day shall be defined as a consecutive 24-hour period beginning with the starting time of an employee’s shift. Eight continuous hours of work interrupted by regularly scheduled lunch periods shall constitute a day’s work.

Section 4.  Working Schedules.  Except where an off-standard work week is established by the Company, the following are the working hours of the various shifts. The Company may operate these different shift schedules simultaneously within the Plant or any department.

One-shift operation:	7:00 a.m. - 3:00 p.m.

Two-shift operation:	7:00 a.m. - 3:00 p.m.
3:00 p.m. -11:00 p.m.

Three-shift operation:	7:00 a.m. - 3:00 p.m.
3:00 p.m. -11:00 p.m.
11:00 p.m. - 7:00 a.m.

Four-shift operation:

	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.

A	7-3	7-3	7-3	7-3	7-3	OFF	OFF

B	OFF	3-11	3-11	3-11	3-11	3-11	OFF

C	11-7	OFF	OFF	11-7	11-7	11-7	11-7

D	3-11	11-7	11-7	OFF	OFF	7-3	3-11

Section 5.  Premium Pay - Four Shift.  Employees who are on a four-shift schedule will receive time and one-eighth for regularly scheduled hours worked on Saturdays and time and one-quarter for regularly scheduled hours worked on Sundays.

Section 6.  Call-in Pay.  If an employee is called into work prior to the beginning of his/her shift, he/she shall be guaranteed a minimum of four (4) hours at the appropriate rate. If those hours are contiguous to his shift, premium rate is applied only to those hours which are not part of his normal shift.

Section 7.  Reporting Pay.  In the event an employee reports for work as scheduled, he/she will be given at least four hours of work - or be sent home. If an employee reports to work as scheduled and work is not available, he/she will be assigned other work and be paid at least four hours pay at his/her regular rate. If he/she is sent home, he/she will be paid four hours pay at his/her regularly assigned rate. This does not apply where: (1) the employee is unfit for work; (2) the inability to provide work is due to emergency situations; or (3) he/she is notified not to report to work. Employees are required to maintain a reliable method of being contacted by phone to qualify for reporting pay.

Section 8.  Division of Overtime.  No employee will be required to work more than eight (8) hours voluntary or required overtime in a work week, and no more than two (2) 6th-days, per month. On a weekly basis, the Company will post an overtime sign-up roster in designated areas. Any employee wishing to work overtime will indicate their preference on that sheet. When the Company has a need for overtime, it will offer it to the most senior employee in the classification on that roster. If there are no volunteers on the roster, the junior employee in the classification will be required to work the overtime, unless that junior employee has already worked eight (8) hours overtime during that week. Opportunities for voluntary overtime will be rotated daily based on seniority. Employees signing the overtime roster will be expected to work if needed. If a mistake is made on overtime, that employee will be offered the next available overtime opportunity. There will be no records kept, except weekly posted sheets for time and one-half. Double-time scheduling for employees will be kept within eight (8) hours on a shift and twenty-four (24) hours between shifts where practical. Appropriate records will be kept. No employee will be required to work on their 6th or 7th day unless told by the end of his/her shift on the fourth day of their work week. Required overtime will not be scheduled by phone.

Section 9.  Overtime Pay.

a.                                       Except as provided in b. below, time and one-half shall be paid for all hours or parts of hours worked:

a.-1. in excess of eight (8) hours in any one work day;

a.-2. in excess of forty (40) hours in any one work week;

a: 3. on the sixth day of the scheduled work week.

b.                                      Double time shall be paid for all hours or parts of hours worked on the seventh day of the scheduled work week, and between the hours of 7:00 a.m. and 3:00 p.m. on Sunday.

Section 10.  On Four-Shift Operation.

1.                                       When an employee voluntarily transfers from one shift to another through shift preference, upgrading, recall, etc., he/she will not receive premium pay on the basis of work performed on the sixth (6th) and seventh (7th) day of his/her previous (old) work schedule.

2.                                       When an employee is involuntarily transferred due to being bumped, etc., he/she will receive premium pay for working on the sixth and/or seventh day of his/her old work week schedule.

3.                                       An employee who transfers from the fourth shift of a four-shift schedule to the third shift of a four-shift schedule, and an employee who transfers from the fourth shift of a four-shift schedule to the third shift of a three-shift schedule will work on the first day off of his/ her new schedule at straight time, thus enabling him/ her to have a five-day work week.

4.                                       This section insures employees on a 4-shift operation will be recognized for the purpose of payment on his sixth and/or seventh day.

Type of Shift Change				OLD SCHEDULE				End of Payroll Week			NEW SCHEDULE
Three Shift	To A Four Shift Schedule	Sun.	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.
1st to 2nd		OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF
1st to 3rd		OFF	7-3	7-3	7-3	7-3	7-3	OFF	11-7	11-7	OFF	OFF	11-7	11-7	11-7
1st to 4th		OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF	3-11	11-7	11-7	OFF	OFF	7-3	3-11

2nd to 1st		OFF	3-11	3-11	3-11	3-11	3-11	OFF	OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF
2nd to 2nd		OFF	3-11	3-11	3-11	3-11	3-11	OFF	OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF
2nd to 3rd		OFF	3-11	3-11	3-11	3-11	3-11	OFF	11-7	11-7	OFF		OFF	11-7	11-7	11-7
2nd to 4th		OFF	3-11	3-11	3-11	3-11	3-11	OFF	OFF	3-11	11-7	11-7	OFF	OFF	7-3	3-11

3rd to 1st		11-7	11-7	11-7	11-7	11-7	OFF	OFF	OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF
3rd to 2nd		11-7	11-7	11-7	11-7	11-7	OFF	OFF	OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF
3rd to 3rd		11-7	11-7	11-7	11-7	11-7	OFF	OFF	11-7	11-7	OFF	OFF	11-7	11-7	11-7
3rd to 4th		11-7	11-7	11-7	11-7	11-7	OFF	OFF	OFF	3-11	11-7	11-7	OFF	OFF	7-3	3-11

Type of Shift Change				OLD SCHEDULE				End of Payroll Week			NEW SCHEDULE
Four Shift	To A Three Shift Schedule	Sun.	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.
1st to 2nd		OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF	OFF
1st to 3rd		OFF	7-3	7-3	7-3	7-3	7-3	7-3	OFF	11-7	11-7	11-7	11-7	11-7	OFF	OFF

2nd to 1st		OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF
2nd to 2nd		OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF	3-11	3-11	3-11	3-11	3-11	OFF	OFF
2nd to 3rd		OFF	OFF	3-11	3-11	3-11	3-11	3-11		11-7	11-7	11-7	11-7	11-7	OFF	OFF

3rd to 1st			11-7	11-7	OFF	OFF	11-7	11-7	11-7	7-3	7-3	7-3	7-3	7-3	OFF	OFF
3rd to 2nd			11-7	11-7	OFF	OFF	11-7	11-7	11-7	3-11	3-11	3-11	3-11	3-11	OFF	OFF
3rd to 3rd			11-7	11-7	OFF	OFF	11-7	11-7	11-7	11-7	11-7	11-7	11-7	11-7	OFF	OFF

4th to 1st		3-11	3-11	11-7	11-7	OFF		7-3	3-11	7-3	7-3	7-3	7-3	7-3	OFF	OFF
4th to 2nd		3-11	3-11	11-7	11-7	OFF		7-3	3-11	3-11	3-11	3-11	3-11	3-11	OFF	OFF
4th to 3rd		3-11	3-11	11-7	11-7	OFF		7-3	3-11	11-7	11-7	11-7	11-7	11-7		OFF

Type of Shift Change				OLD SCHEDULE				End of Payroll Week			NEW SCHEDULE
Four Shift	To A Four Shift Schedule	Sun.	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.	Mon.	Tues.	Wed.	Thurs.	Fri.	Sat.	Sun.
1st to 2nd		OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF
1st to 3rd		OFF	7-3	7-3	7-3	7-3	7-3	OFF	11-7	11-7	OFF	OFF	11-7	11-7	11-7
1st to 4th		OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF	3-11	11-7	11-7	OFF		7-3	3-11

2nd to 1st		OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF	7-3	7-3	7-3	7-3	7-3	OFF	OFF
2nd to 3rd		OFF	OFF	3-11	3-11	3-11	3-11	3-11	11-7	11-7	OFF	OFF	11-7	11-7	11-7
2nd to 4th		OFF	OFF	3-11	3-11	3-11	3-11	3-11	OFF	3-11	11-7	11-7	OFF		7-3	3-11

3rd to 1st		11-7	11-7	OFF	OFF	11-7	11-7	11-7		7-3	7-3	7-3	7-3	7-3	OFF	OFF
3rd to 2nd		11-7	11-7	OFF	OFF	11-7	11-7	11-7		OFF	3-11	3-11	3-11	3-11	3-11	OFF
3rd to 4th		11-7	11-7	OFF	OFF	11-7	11-7	11-7		3-11	11-7	11-7	OFF		7-3	3-11

4th to 1st		3-11	3-11	11-7	11-7	OFF		7-3	3-11	7-3	7-3	7-3	7-3	7-3	OFF	OFF
4th to 2nd		3-11	3-11	11-7	11-7	OFF		7-3	3-11	OFF	3-11	3-11	3-11	3-11	3-11	OFF
4th to 3rd		3-11	3-11	11-7	11-7	OFF		7-3	3-11	11-7	11-7	OFF	11-7	11-7	11-7

Section 11.  No employee will be penalized by the loss of working days in the week immediately prior to a Plant shutdown.

Section 12.  It is agreed to allow cross-shifting of overtime (double time) opportunity for the production assistants in Cup Grind, Cone Grind, Roll Grind, Assembly and the operators in Heat Treat and Surface and O.D. Grind Departments on Sunday afternoons. The overtime opportunity is for the purpose of allowing P.A.’s to come in and start up equipment so that it is warmed up and ready for production by the start of third shift at the beginning of the work week. Such overtime (double time) opportunity for start up will be limited to coming in early for a maximum of four (4.0) hours. The overtime scheduling under this cross-shifting agreement, will be kept within eight (8.0) hours between employees. This cross-shifting applies to all warm-up operations.

All four-shift operations will be cross-shifted on Sunday 7:00 am to 3:00 pm.

Section 13.  Master Overtime Roster.

The Company will post a Master Overtime Roster once a month. Employees desiring to work overtime after the group has declined must sign for overtime in the area they desire to work.

The Company will have the right to choose qualified employees when a specific skill is required.

On jobs which do not require extensive training, such as general labor, wrapping, wash and pack cups and dipping cones, the scheduling will be done in seniority order across shifts.

If more than one employee who is capable of performing the work signs, the senior person will be scheduled.

Employees needed to work will be notified by the end of their shift.

Employees accepting overtime through this provision will be paid at the rate of pay for the job they perform.

ARTICLE XX

Settlement of Differences

Section 1.  A grievance shall be defined as any dispute which arises between the Company and the Union over the compliance with or application of this Agreement as it pertains to any Bargaining Unit employee, and all such differences shall be settled in the following manner:

STEP I.                      Between the employee and his/her supervisor, or at the request of the employee, between the employee, committeeman and supervisor. If the dispute is not settled in accordance with an oral discussion between the supervisor, the employee and/or the committeeman, then the dispute may be reduced to writing and submitted to the respective supervisor. Grievance must be returned to the employee and his/her committee-man within 48 working hours with a written answer to the dispute. Should the dispute remain unsettled, it may be submitted to Step II within five (5) working days from the date of the written answer.

STEP II.                   On the first and third Thursdays of each calendar month, Step II cases will be heard by the Step II Committee which shall consist of up to three (3) representatives of management and up to three (3) representatives of the Local Unit. If the dispute still remains unsettled, it may be appealed by the Union to the Third Step within seven (7) working days following the hearing in Step II. A hearing in Step III will be scheduled at the earliest convenience of the parties.

STEP III.               The Step III Committee shall hear all cases which have been unresolved in Step II and said Committee shall consist of up to four (4) representatives of management, one of which shall be the Plant Manager, and up to four (4) representatives of the Local Unit. In addition, a representative of the International Union may sit in on any third step hearing. In the event that the dispute is not resolved in the third step, the Union may file the said difference for arbitration within ten (10) working days after the date of the third step meeting.

Time limitations in all steps may be waived by mutual agreement between the Union and the Company.

Section 2.  If a grievance hereunder is referred to arbitration, the parties will attempt to agree upon an arbitrator. In the event agreement is not reached within thirty (30) days, the parties will submit a joint request to the Federal Mediation Service for a panel of arbitrators. If a grievance is submitted to arbitration, the decision of the arbitrator shall be final and binding on both parties.

Section 3.  The arbitrator shall first determine the arbitrability of any issue submitted. No issue shall be arbitrable unless said issue involves the meaning, application of, or compliance with a specific provision or provisions of this Agreement. The arbitrator shall not add to, subtract from, or modify any of the provisions of this Agreement; and shall not reverse management’s decision except when in his/her judgement, management has acted without just cause. The arbitrator’s award shall in no case be retroactive beyond thirty (30) days prior to the filing of the written grievance which constituted the issue in question.

The proper expenses of the arbitrator and the arbitration proceedings shall be shared equally by the parties.

Section 4.  All grievances must be filed within thirty (30) working days from the date of their occurrence. Grievances not so filed shall be deemed to have been waived and shall not be raised thereafter. Grievances resolved in either Step I, Step II or Step III above shall be considered satisfactorily settled, closed on the record, and shall not be reopened.

Section 5.  Grievances which shall arise between the Union and the Company concerning employee discipline shall have priority over all other cases under this Article of the Labor Agreement. In a case involving suspension or discharge, the Chairman of the Grievance Committee and the Human Resources Manager will schedule a hearing within one (1) working day if requested by the Chairman of the Grievance Committee.

Section 6.  Answer to grievances unresolved in Steps I, II and III will be given within three (3) working days unless the time is extended by mutual agreement.

Section 7.  The grievant and a witness may be present at all steps of the grievance procedure.

Section 8.  By mutual agreement in writing, a grievance may be initiated in the second or third step of the grievance procedure or submitted directly to arbitration.

Section 9.  The time limitations herein shall not include Saturdays, Sundays, holidays and may be extended at any time by mutual agreement in writing by the representatives involved in each step.

Section 10.  If a grievance is not referred or appealed to the next step within the specified time limit, it shall be considered settled on the basis of the Company’s last answer.

Section 11.  Grievances heard at the 2nd Step will be heard at the following times, dependent upon what shift the grievance originated:

1st shift - Anytime during the shift

2nd shift - 2:00 p.m. or later

3rd shift - 7:30 a.m. or earlier

ARTICLE XXI

Check Off

The Company, for those employees who have heretofore or hereafter by written authorization so directed, shall deduct from the first pay of each month the proper Union dues for the previous month, an initiation fee for new members, assessments, and promptly remit same to the International Secretary-Treasurer of the Union.

Effective July 1, 1999, the Company agrees to accept written wage assignment authorization of not less than one dollar ($1.00) from employees providing for payroll deductions from their earnings for United Steelworkers of America Political Action Fund (USWA-PAF). The Company shall remit monthly all monies so deducted to the International Treasurer of the

Union. The parties acknowledge that the costs of implementing and administering the USWA-PAC check-off program would be an obligation of the Union and that the estimated costs of such implementation and administration of the program have been incorporated by the Company in its valuation of collective bargaining negotiations settlements.

Any written authorization submitted is deemed to be an authorization for the Company to deduct those dues, assessments and initiation fees as set forth in the Union form as initialed at the date of the signing of the Agreement.

The Union shall indemnify the Company and hold it harmless against any and all suits, claims, demands and liabilities that shall arise out of or by reason of any action that shall be taken by the Company for the purpose of complying with the foregoing provisions of this Article.

ARTICLE XXII

Sub-Contracting

With respect to production and maintenance work, including tooling which is regularly performed by Bargaining Unit employees, the Company will endeavor to utilize its available equipment and personnel before sub-contracting this work. Where the Company determines the need for sub-contracting, the reason shall be discussed with the Union prior to such sub-contracting.

MEMORANDUM OF AGREEMENT

With respect to Green operations, if the Company elects to sub-contract such work, the Company will establish its own Shipping Department within twelve (12) months and transfer production of L&S rollers to Tyson by August, 2002 and add military packing jobs, which should total 8-12 jobs. Over the next twenty-four (24) months, the out-sourcing will affect jobs in Green Department, Cold Forming, and Tool Room, for a total of twenty-six (26) jobs. This memorandum is agreed to on a non-precedent setting basis and in no way affects either party’s position concerning sub-contracting under the contract. This memorandum will not be used in any grievance or arbitration proceeding, unless it involves a dispute concerning this memorandum.

ARTICLE XXIII

Termination and Notice

Section 1.  This Agreement shall take effect as of 12:01 a.m. March 30, 2002, and shall continue in full force and effect until 12:00 midnight, March 25, 2005.

Section 2.  Termination.

a.                             If either party shall desire to terminate this Agreement, such party shall give written notice to that effect to the other party hereto not less than sixty (60)

calendar days prior to March 25, 2005. Negotiations shall begin within ten (10) days subsequent to the receipt of the notice.

b.                            Such notice having been given, unless the parties hereto agree otherwise in writing, this Agreement shall terminate 12:01 a.m., March 26, 2005.

Section 3.  Notice. The written notices provided for under this Agreement shall be sent by registered mail. If sent by the Company, the notice shall be addressed to the Union at its principal office for this district; and if sent by the Union, the notice shall be addressed to the Company at Glasgow, Kentucky, unless either party shall advise (by registered mail) of any change of address to which notices should be sent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

FOR THE COMPANY:
TYSON BEARING COMPANY, INC.

George A. Sabochick, Director of Operations
Linda S. Hester, Human Resources Manager
Billy Joe Martin, Factory Manager

FOR THE UNION:
UNITED STEELWORKERS OF AMERICA
AFL-CIO, CLC - On Behalf of Its
LOCAL UNION #7461-01

Leo W. Gerard, International President
James English, International Secretary-Treasurer
Andrew V. Palm, International Vice President (Administration)
Leon Lynch, International Vice President (Human Affairs)
Ernest R. Thompson, Director, District 8
Frank Pittman, Sub-District Director
Joe Villines, Staff Representative

NEGOTIATING COMMITTEE

Stephen M. Williams, President, Local 7461
Bobby R. Deckard, Unit President, Local 7461-01
Roger D. Judd, Negotiating Committee
James M. Martin, Negotiating Committee
Thomas N. Samson, Negotiating Committee

APPENDIX A

(Employees Hired Prior to March 31, 1996)

Progression Steps Labor		Full Job Grade	Rate
1st	2nd
		1	$2.20
		2	2.20
$2.17		3	2.27
2.24		4	2.34
2.36		5	2.47
2.48		6	2.60
2.51	2.63	7	2.75
2.66	2.78	8	2.91
2.80	2.93	9	3.07
2.97	3.11	10	3.26
3.24	3.39	11	3.55
3.51	3.67	12

Effective 6/01/02, in addition to the above scale, there will be add-ons of $12.10, per hour, for labor grades 1 through 9; $12.20, per hour, for labor grade 10; $12.25, per hour, for labor grade 11; and $12.30, per hour, for labor grade 12.

Effective 4/01/03, in addition to the above scale, there will be add-ons of $12.40, per hour, for labor grades 1 through 9; $12.50, per hour, for labor grade 10; $12.55, per hour, for labor grade 11; and $12.60, per hour, for labor grade 12.

Effective 4/01/04, in addition to the above scale, there will be add-ons of $12.70, per hour, for labor grades 1 through 9; $12.80, per hour, for labor grade 10; $12.85, per hour, for labor grade 11; and $12.90, per hour, for labor grade 12.

PROGRESSION PERIODS PER STEP

Labor Grades 3-4	20 Working Days
Labor Grades 5-8	40 Working Days
Labor Grades 9-12	60 Working Days

WAGE SCHEDULE

GLASGOW PLANT

(Base Rate Plus Add-on)

(Employees Hired Prior to March 31, 1996)

Labor Grade	Effective 6/01/02	Effective 4/01/03	Effective 4/01/04

1	$14.30	$14.60	$14.90
2	14.30	14.60	14.90
3	14.37	14.67	14.97
4	14.44	14.74	15.04
5	14.57	14.87	15.17
6	14.70	15.00	15.30
7	14.85	15.15	15.45
8	15.01	15.31	15.61
9	15.17	15.47	15.77
10	15.46	15.76	16.06
11	15.80	16.10	16.40
12	16.14	16.44	16.74

(Employees Hired After March 31, 1996)

Progression Steps		Labor Grade	Full Job Rate
1st	2nd
		1	$2.20
		2	2.20
$2.17		3	2.27
2.24		4	2.34
2.36		5	2.47
2.48		6	2.60
2.51	2.63	7	2.75
2.66	2.78	8	2.91
2.80	2.93	9	3.07
2.97	3.11	10	3.26
3.24	3.39	11	3.55
3.51	3.67	12	3.84

Effective 6/01/02, in addition to the above scale, there will be add-ons of $9.10, per hour, for labor grades 1 through 9; $9.20, per hour, for labor grade 10; $9.25, per hour, for labor grade 11; and $9.30, per hour, for labor grade 12.

Effective 4/01/03, in addition to the above scale, there will be add-ons of $9.40, per hour, for labor grades 1 through 9; $9.50, per hour, for labor grade 10; $9.55, per hour, for labor grade 11; and $9.60, per hour, for labor grade 12.

Effective 4/01/04, in addition to the above scale, there will be add-ons of $9.70, per hour, for labor grades 1 through 9; $9.80, per hour, for labor grade 10; $9.85, per hour, for labor grade 11; and $9.90, per hour, for labor grade 12.

PROGRESSION PERIODS PER STEP

Labor Grades 3-4	20 Working Days
Labor Grades 5-8	40 Working Days
Labor Grades 9-12	60 Working Days

WAGE SCHEDULE

GLASGOW PLANT

(Base Rate Plus Add-on)

(Employees Hired After March 31, 1996)

Labor Grade	Effective 6/01/02	Effective 4/01/03	Effective 4/01/04

1	$11.30	$11.60	$11.90
2	11.30	11.60	11.90
3	11.37	11.67	11.97
4	11.44	11.74	12.04
5	11.57	11.87	12.17
6	11.70	12.00	12.30
7	11.85	12.15	12.45
8	12.01	12.31	12.61
9	12.17	12.47	12.77
10	12.46	12.76	13.06
11	12.80	13.10	13.40
12	13.14	13.44	13.74

APPENDIX B

Seniority Groups

Group No.	Group Name	Job No.	Job Title
1	Assembly	0431	Assembler
		0515	Finish Stores Attendant-Assembly
		0719	Assembly Utility Person

2	General	0200	General Laborer
		0411	Utility Laborer

3	Shipping/ Receiving	0509	Material Handler-Mfg.
		0510	Receiver/Shipper
		0608	P.A. Stores-Receiving
		0813	P.A. Receiving/Shipping

4	Green	0406	SU&O Marking Machine
		0430	SU&O Cold Saws
		0517	SU&O Saws & Stampers
		0606	Screw Machining Operator
		0621	Green Coolant Service Operator
		0711	Tool Planning & Control P.A.
		0814	SU&O Automatic Screw Machine
		0815	SU&O CNC Lathes
		0902	P.A. Machining
		0908	SU&O CNC Lathes
		1104	P.A. Machining

5	Heat Treat	0605	Heat Treat Operator
		0612	Tool Hardener
		0721	Heat Treat Operator
		0722	Tool Hardener
		0805	Heat Treat P.A.

6	Inspection	0300	Bench Inspector
		0511	Quality Inspector/Material Handler
		0603	Tool & Gage Inspector-III
		0720	Metallurgical Laboratory Technician
		0802	Quality Auditor
		0803	Tool & Gage Inspector-II
		0808	Utility Inspector
		1003	Tool & Gage Inspector-I
		1103	Master Tool & Gage Inspector

APPENDIX B (Continued)

Seniority Groups

7	Maintenance	APPE	Apprentice Electronic/Electrician
		APPM	Apprentice Machine Repair/Maintenance Mechanic
		0704	Machine Repair Maint.Mechanic-III
		0904	Machine Repair/Maint.Mechanic-II
		1100	Machine Repair/Maint.Mechanic-I
		1203	Electronic/Electrician

8	Tool Room	APPT	Apprentice Tool, Die & Gage Maker
		0401	Tool Room Machine Operator-III
		0402	Tool & Cutter Grinder-II
		0501	Tool Room Machine Operator-II
		0602	Tool & Cutter Grinder-I
		0701	Tool Room Machine Operator-I
		0804	Machinist-II
		1004	Machinist-I
		1102	Tool, Die & Gage Maker-II
		1202	Tool, Die & Gage Maker-I

9	Press	0420	O/O Single-Stage Press
		0616	SU&O Phosphating
		0620	SU&O Single-Stage Press
		0712	Verson Line Operator
		0716	SU&O Cold Heading Machines
		0723	Crib Attendant-Cage/Verson
		0903	P.A. Verson Line

10	Roll Grind	0503	Grinding Machine Operator-Roll
		0711	Tool Planning & Control P.A.
		0901	Line Mechanic-Roll
		0905	Tool Repair & Control P.A.

11	Surface & O.D. Grind	0611	SU&O Surface/O.D. Grind
		0811	P.A. Surface & O.D.

APPENDIX B (continued)

Seniority Groups

12	Cup Grind	0415	Wash & Pack Cups
		0504	Grinding Machine Operator
		0711	Tool Planning & Control P.A., Cup & Cone
		0901	Line Mechanic-Cup
		0906	Line Mechanic-Grinding A- Cup & Cone

13	Cone Grind	0504	Grinding Machine Operator
		0711	Tool Planning & Control P.A., Cup & Cone
		0901	Line Mechanic-Cone
		0906	Line Mechanic-Grinding A- Cup & Cone

Wash & Pack Cups, #0415, should be removed from Group #3, Shipping/Receiving, and moved into Group #12, Cup Grind. It is understood that, as a result of this move, Classification #0415 will have bumping rights back to Group #3 and the remaining classifications #0509, 0608, and 0813, will have bumping rights to Group #12 (classification 0415).

MEMO OF UNDERSTANDING
Preferential Hiring

Subject to the terms of Article XVIII, Section 3., employees who are on layoff from the TRB Division as of the date of sale of TRB, will be afforded preferential hiring consideration in the HBU Division prior to hiring new employees from the outside.  If laid-off TRB employees should accept positions in the HBU Division, said employees shall forfeit their recall rights to TRB and will only carry over whatever service they had with SKF at the time of the sale of TRB.

[GRAPHICS - CALENDAR FOR 2002]

[GRAPHICS - CALENDAR FOR 2003]

[GRAPHICS - CALENDAR FOR 2004]

[GRAPHICS - CALENDAR FOR 2005]

REPORT-OFF PROCEDURE

If you are going to be off or late for work, call 670-0099 at least two (2) hours before start of shift.  Give the following information:

System will automatically record date and time of each call.

1.                                       Your name.

2.                                       Your clock number.

3.                                       Your foreman’s name.

4.                                       The reason for your absence or tardiness, e.g. sickness, death of relative, car breakdown, etc..

5.                                       When you will return to work.

If you cannot reach the report-off number, you are expected to call the regular Plant number, 670-0000, and report off to your foreman.

HUMAN RESOURCES DEPARTMENT

MEMORANDUM OF AGREEMENT

This Agreement is between TYSON BEARING COMPANY, INC., a wholly-owned subsidiary of Roller Bearing Company of America, Inc. (hereinafter “the Company”) and the UNITED STEELWORKERS OF AMERICA, AFL-CIO, on behalf of itself and the members of its LOCAL UNION No. 7461 (hereinafter, individually and jointly, “the Union”).

The Company is about to purchase a portion (but not all) of the assets of a plant owned and operated by SKF USA INC. (hereinafter “SKF”) at Glasgow, Kentucky (hereinafter “the Glasgow plant”).  It is anticipated that the asset purchase transaction will take place on a date on or before June 15, 1999 (hereinafter “the closing date”).  It is anticipated that the Company will operate in a portion of the Glasgow plant (hereinafter referred to as “the TYSON Glasgow facility”) and that SKF will continue to operate in the remainder of the Glasgow plant.

Currently, the Union and SKF are parties to a collective bargaining agreement covering a bargaining unit of employees at the Glasgow plant (hereinafter “the labor contract”).  The labor contract went into effect on March 27, 1999, and, by its terms, is scheduled to terminate on March 29, 2002.

The Company has decided to recognize the Union as the exclusive bargaining representative of a bargaining unit consisting of certain persons it will employ in the TYSON Glasgow facility (hereinafter the “TYSON Bargaining Unit”) on and after the closing date and, at such time, to adopt the labor contract as applicable to such TYSON Bargaining Unit, subject to this Memorandum of Agreement.  The Union, in turn, has agreed that the Company will replace SKF as the employer of the persons the Union will represent in the TYSON Bargaining Unit under the labor contract on and after the closing date.

The parties, however, have agreed to certain modifications in the labor contract, effective on the closing date. The purpose of this memorandum is to record the parties’ overall agreement, as follows:

I.                                         Recognition

The Company agrees that on the closing date it will recognize the Union as the exclusive bargaining representative of the TYSON Bargaining Unit at the Glasgow plant and will honor the terms of the labor contract, as modified herein.  The Union agrees to recognize the Company as the employer of the TYSON Bargaining Unit under the terms of the labor contract with the rights of management spelled out therein.  The Company agrees to continue all benefits in the labor contract on behalf of the TYSON Bargaining Unit except those that pertain exclusively to the HUB operation at the Glasgow plant which will continue to be operated by SKF.

II.                                     Pension

a)                                      It is mutually agreed that the Pension Plan referred to in Article XV of the labor contract (hereinafter “the SKF Pension Plan”) will be replaced, effective on the closing date, by an equivalent plan sponsored by the Company.  The wording of the plan document and Article XV will be subject to further discussions between the parties.

b)                                     It is contemplated, however, that certain members of the bargaining unit, currently employed by SKF, will retire under the SKF Pension Plan, prior to the closing date, pursuant to the 30-Year Retirement without actuarial reduction option (including these employees who are eligible to age into such option pursuant to the 1999 amendments to the labor contract) described in a Memorandum of Understanding between SKF and the Union or pursuant to an Early Retirement option with actuarial reduction, based on age 55 years or older and at least 10 years of service, and will thereafter confirm to the Company that they are available for immediate employment in a TYSON Bargaining Unit position at the Tyson Glasgow facility after the closing date.  The parties have agreed that such retirees (hereinafter “retiree-applicants”) will be employed by the Company subject to certain terms and conditions that differ from the terms and conditions generally applicable under the labor contract.

III.                                 Retiree- Applicants

Retiree-applicants are subject to the following conditions:

a)                                      They must confirm their availability for employment by the Company not later than June 15, 1999 at 12:00 Noon.

b)                                     The Company agrees to employ each retiree-applicant who satisfies the conditions spelled out in subparagraph (a) above and to assign such retiree-applicants, commencing on the closing date, to a position which is the same as the position he/she held with SKF at the time he/she applied for retirement.

c)                                      Retiree-applicants who accept the Company’s offer will be employed under the terms of the labor contract, except as follows:

1.                                       They shall not be subject to typical preemployment processing nor shall they be subject to a probationary period, but they shall be considered to be an employee hired after March 31, 1996, for purposes of Article XIV, Section 3., of the labor contract.

2.                                       For purposes of insurance benefits under Article XV, Section 4., they will be treated as employees hired prior to March 27, 1993.

3.                                       Their rights and obligations pertaining to reduction in force, recall, transfers, filling of vacancies and other such non-economic/non-financial provisions, shall not be affected by Article XVIII, Section 3., of the labor contract.

4.                                       They shall be eligible for two (2) weeks of vacation benefits per year, in accordance with Article XVII of the labor contract, and they shall not be eligible for any increase in annual vacation benefits while employed by the Company except as set forth in subparagraph 7. below. This provision shall be first effective for the vacation entitlements payable in the year 2000.

5.                                       They may elect to forego medical insurance coverage as described in Article XV, Section 4. of the labor contract, in which event the Company will make an additional monthly payment to them, as follows:

- Single	- $150.00, per month
- Married with or without dependents	- $250.00, per month

Such monthly payments, less deductions required by law, will remain in effect unchanged while their employment continues, provided that, a change in status (i.e. from single to married or vice versa) will result in a change in the monthly amount. A decision to forego medical insurance coverage is not irrevocable, but the employee’s ability to resume coverage at a later date is subject to the terms of the policy and the determination of the carrier.

6.                                       The closing date shall be their first day of benefit service under the pension plan to be sponsored by the Company as described in Paragraph II(a) above.

7.                                       (a)                                  In the event that, during any fiscal year which occurs during the term of the labor contract, the Company’s total production cost at the Tyson Glasgow facility exceeds $40 million, the following shall occur prospectively for retiree-applicants who are still active employees of the Company at the beginning of the succeeding fiscal year:

•                                          They shall have their wage rates increased by $1.50, per hour.

•                                          They shall have their annual vacation entitlement increased by one week.

In the event that during any such fiscal year, the Company’s total production cost at the Tyson Glasgow facility exceeds $50 million, the prospective enhancement of wage rates and vacation entitlement shall be the following instead:

•                                          Wage rates shall be increased by $3.00 per hour.

•                                          Vacation eligibility under Article XVII, Section 2., of the labor contract shall be determined by the employees’ full years of service, notwithstanding the fact that they retired from SKF and were rehired by the Company as hereinbefore provided.

(b)                                 It is mutually understood that this paragraph 7. shall not operate so as to increase the wage rates of retiree-applicants by more than $3.00 per hour in the aggregate during the term of the labor contract nor shall it operate to increase the vacation entitlement of retiree-applicants to more than four (4) weeks in any year of the labor contract.

IN WITNESS WHEREOF, the Company and the Union have executed this Agreement by their duly authorized representatives, this 10th day of June, 1999.

TYSON BEARING		UNITED STEELWORKERS
COMPANY, INC.		OF AMERICA, AFL-CIO

By:	Michael S. Gostomski	By:	Joe Villines,
Staff Representative
Gary S. Bartley
Twyman K. Appleby
Dale Wright

MEMORANDUM OF UNDERSTANDING

This agreement is between TYSON BEARING COMPANY, INC., a wholly-owned subsidiary of Roller Bearing Company of America, Inc. (hereinafter “the Company”) and the UNITED STEELWORKERS OF AMERICA, AFL-CIO, on behalf of itself and the members of its LOCAL UNION NO. 7461 (hereinafter, individually and jointly, “the Union”).

The parties have decided that certain eligible employees should have the option to forego group medical insurance benefits under Article XV, section 4, of the 1999-2002 collective bargaining agreement (hereinafter “the active employees’ plan”), in return for a monthly cash payment by the Company. The Company represents that the coverage an electing eligible employee will receive under this Agreement and the SKF USA, INC. plan will be at least equivalent to the coverage he/she would receive under the active employees’ plan, and in the event some disparity occurs, the Company will take the steps necessary to eliminate the difference. The following additional conditions shall apply:

1.                                       Such option shall be entirely voluntary on the employee’s part.

2.                                       An employee shall be eligible to exercise such option if he/she is a “retiree-applicant” within the meaning of the June, 1999 Memorandum of Agreement between the parties and is thereby eligible for coverage under the SKF USA, INC. group medical insurance plan, which includes transition to a Medicare supplement plan when the employee or dependent becomes Medicare-eligible.

3.                                       In order to exercise such option, an eligible employee must voluntarily execute the written waiver of insurance specified under the active employees’ plan.

4.                                       An eligible employee who voluntarily executes the written waiver of insurance shall receive additional monthly salary in the following amounts, less deductions required by law:

- Single	$100.00 per month
- Dependents,
married and/or eligible children	$200.00 per month

5.                                       Such monthly payments will remain in effect unchanged while the electing employee continues to be employed by the Company, provided that, a change in status (e.g. from single to married or vice versa) will result in a change in the monthly amount.

6.                                       A decision to forego Company-paid group medical insurance coverage is not irrevocable. However, the employee’s ability to resume coverage at a later date is subject to the terms of the policy, the determination of the carrier and applicable provisions of controlling State or Federal law.

7.                                       An employee who exercises such option shall remain eligible for Company-paid prescription drug and dental insurance coverage under Article XV, section 4, of the 1999-2002 collective bargaining agreement.

8.                                       At the time an employee who exercises such option subsequently terminates his/her employment with the Company, the Company will pay to him/her, in a lump sum, an amount equal to the aggregate cost of the expenses covered by the SKF USA, INC.  Major Medical lifetime maximum during the period of time that such option to forego active employees’ plan coverage was in effect.  The Company will at the same time also pay to such employee an additional amount necessary to cover the employee’s federal and/or state income tax liability, if any, on such lump sum payment.  The employee is required to submit documentation acceptable to the Company indicating the amount of covered medical expenses which have been charged to such lifetime maximum.

9.                                       In addition, at any time an employee who exercises such option incurs covered medical expenses which exceed the SKF USA, INC. Major Medical lifetime maximum while such option is in effect, the Company will pay to the employee, in a lump sum, an amount equal to the aggregate cost of such excess covered expenses, plus an additional amount necessary to cover the employee’s federal and/or state income tax liability, if any, on such lump sum payment. The employee is required to submit documentation acceptable to the Company regarding such expenses.

IN WITNESS WHEREOF, the Company and the Union have executed this Agreement this 29 day of June, 2000.

TYSON BEARING COMPANY, INC.		UNITED STEELWORKERS OF AMERICA, AFL-CIO

By	E. P. Trouteaud	By	Joe Villines
Bobby R. Deckard
Charles Wayne Eaton

MEMORANDUM OF AGREEMENT

The Company agrees to restore one (1) week of vacation effective June 1, 2002 to the Retiree-applicants (per Memorandum of Agreement dated June 10,1999).

In addition, those Retiree-applicants subject to the Memorandum of Agreement dated June 10, 1999, who are not receiving full pension from SKF will receive an additional $1.00, per hour, effective June 1, 2002; another $1.00, per hour, effective April 1, 2003; and another $1.00, per hour, effective April 1, 2004.